Exhibit 23.3


                      Consent of Independent Auditors

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-54762) and the related Prospectus of Ashland Inc. (Ashland) for the registration of 149,300 shares of its common stock, of (i) our report dated January 24, 2001, with respect to the consolidated financial statements of Arch Coal, Inc. and (ii) our opinion dated March 29, 2001 with respect to the financial statement schedule of Arch Coal, Inc., included in its Annual Report on Form 10-K (as amended by Form 10-K/A, Amendment No. 1) for the year ended September 30, 2000, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

St. Louis, Missouri
March 28, 2001